Exhibit 4.1

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP NO. 553741 10 9

FORMERLY KNOWN AS

National Superstars, Inc.

40,000,000 SHARES AUTHORIZED	$.001 PAR VALUE	NON-ASSESSABLE

This Certifies that          SPECIMEN

is the recordholder of

MSO HOLDINGS, INC

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.  This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.                      Dated:

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
SECRETARY	PRESIDENT

COUNTERSIGNED:

AMERICAN REGISTRAR & TRANSFER COMPANY

P.O. BOX 1795 SALT LAKE CITY, UT 84110

REGISTRAR AND TRANSFER AGENT

BY